Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2021)	Registration No. 333-255356

Subscription Rights to Purchase
Up to 70,175,438,596 Shares of Common Stock

Prospectus Supplement to Prospectus
dated May 19, 2021

This prospectus supplement no. 2 (the “Supplement”) supplements the prospectus dated May 19, 2021 as previously supplemented by Prospectus Supplement No. 1 dated June 3, 2021 (as supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-255356), relating to the distribution of non-transferable subscription rights to purchase up to $100 million of shares of our common stock or an aggregate of 70,175,438,596 shares of our common stock based on the estimated subscription price.

As described in the Prospectus, the per share exercise price (the “Actual Subscription Price”) of each subscription right (the “Subscription Rights”) issued in the rights offering shall be equal to a 25% discount to the volume-weighted trading prices (“VWAP”) of the company’s common stock on the OTC Pink Sheets for the five consecutive trading days ending on the expiration date of the offering. At 5:00 p.m. (Eastern time) on June 10, 2021, the rights offering expired. The Actual Subscription Price of each Subscription Right is $0.0010 which represents a 25% discount to the VWAP of our common stock on the OTC Pink Sheets for the five consecutive trading days ending on June 10, 2021. Any reference to the “Actual Subscription Price” in the Prospectus shall mean such price.

This prospectus supplement no. 2 should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. To the extent there is a discrepancy between the information contained in this prospectus supplement no. 2 and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 12 of the Prospectus.  We and our board of directors are not making any recommendation regarding the exercise of your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 15, 2021